Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&L
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Fourth Quarter and Full Year 2010 Results

•	4Q same-store merchandise sales up 7.3%

•	Adjusted EBITDA(1) of $24.1 million, up 61.3%

•	Gross profit of $112.2 million, up 9.4%

CORPUS CHRISTI, Texas, February 24, 2011 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the fourth quarter of 2010 increased by 7.3 percent, compared with growth of 3.4 percent in the third quarter and a decline of 1.2 percent in the fourth quarter of 2009. Retail net merchandise margin for the three months ended January 2, 2011, was 33.8 percent, which was unchanged from the prior quarter but up from 32.7 percent a year earlier. Average retail gallons per store per week increased 4.3 percent from a year ago. Retail fuel margins for the fourth quarter were 15.0 cents per gallon, versus 22.8 cents in the third quarter and 11.9 cents in the fourth quarter of 2009.

Adjusted EBITDA(1) in the fourth quarter totaled $24.1 million, compared with $15.0 million a year ago, an increase of 61.3 percent, which is the result of increased same-store merchandise sales and higher fuel and merchandise margins versus a year ago, combined with targeted expense reductions. (Note that the fourth quarter of 2009 included one additional week of operations, which we estimate contributed approximately $1.7 million to $1.8 million of additional Adjusted EBITDA for the prior year.) Companywide gross profit totaled $112.2 million, up 9.4 percent compared to last year’s fourth quarter.

Total revenues increased 9.4 percent versus the fourth quarter of last year to $1.0 billion, which reflects a 12.2 percent increase in combined retail and wholesale fuel revenues, partly offset by a 0.7 percent decrease in total merchandise sales. The lower merchandise sales in 2010 are primarily due to the impact of the 14th week of sales in the fourth quarter of 2009, which increased prior-year merchandise sales and operating expenses by approximately $14.0 million and $4.5 million, respectively.

Susser Holdings Corporation – Page 2

Net loss totaled $1.3 million in the fourth quarter, or $0.07 per diluted share, compared with a net loss of $5.7 million, or $0.33 per diluted share a year ago. Fourth quarter net results included several unusual items, impacting after-tax earnings by a total of $2.2 million, or $0.13 per diluted share. These after-tax charges included $1.5 million ($0.09 per diluted share) for net loss on disposal of property that was sold or retired and impairments of closed sites and excess properties, and net tax provision true-up charges of $0.7 million ($0.04 per diluted share). Excluding these items, net income and EPS would have been $0.9 million and $0.06 per diluted share, respectively.

“Following a challenging 2009, we set a new all-time record for Adjusted EBITDA in fiscal 2010, driven by unusually strong fuel margins, steady same-store growth in merchandise sales and careful expense control,” said Sam L. Susser, President and Chief Executive Officer.

“For the fourth quarter, we continued to improve both same-store merchandise sales and fuel volumes, which reflect the strengthening economy in the markets directly impacted by oil and gas drilling activity and strong agricultural commodity prices, as well as the success of rebranding the legacy Town & Country stores to the Stripes® banner. We also benefitted from the positive contribution of 26 new retail sites and 93 new wholesale sites added in 2009 and 2010, along with effective merchandising and operational execution.

“We continued to see improving trends in both customer counts and average transaction size during the fourth quarter. As the recovery gains momentum in 2011, we expect to see additional growth in both merchandise and fuel volumes, although we do not expect to match the unusually strong fuel margins of 2010. Our effective cost control and technology investments continued to benefit our bottom line during the fourth quarter, despite the impact of the extra week that was included in 2009 comparative results.

“We are extremely well positioned for growth geographically. Several of our market areas enjoy some of the best demographics for growth of anywhere in the United States. We feel better about the local economies today than we did a year ago, and we remain confident of our long-term positive outlook for investment in this region,” he said.

New Convenience Store/Wholesale Dealer Site Update

The Company added seven large format retail stores during the fourth quarter, converted three retail stores to dealer operations and closed three smaller underperforming stores, bringing the total number of retail stores in operation at year-end to 526. For the full year, the Company built 12 new stores and acquired two others. The Company has six stores under construction, two of which are expected to open during the first quarter of 2011.

Susser Holdings Corporation – Page 3

In its wholesale operations, Susser added 51 new dealer sites during the fourth quarter, including 39 acquired in October, and discontinued supplying three sites. For the full year, the Company added 59 dealer sites and discontinued supplying 18 sites, for a total of 431 in operation at the end of 2010.

Financing Update

During the fourth quarter, the Company generated $15.3 million in proceeds from sale-leaseback transactions for five recently constructed stores. For the full year, Susser completed sale-leaseback transactions totaling $32.3 million.

Fourth Quarter Financial and Operating Highlights

Merchandise - Total Company merchandise sales were $199.9 million, an increase of 9.7 percent from a year ago, excluding the impact of the extra week of sales in 2009 and the seven Village Market grocery stores divested in May 2010. Merchandise sales decreased by 0.7 percent from a year ago on a reported basis. Same-store merchandise sales increased by 7.3 percent, versus a decrease of 1.2 percent in the fourth quarter of 2009.

Excluding the impact of the 2009 extra week and the Village Market divestiture, 2010 fourth quarter merchandise gross profit, net of shortages, increased 12.5% to $67.6 million and was up 2.6 percent on a reported basis. Net merchandise margin was 33.8 percent, compared with 32.7 percent a year ago. The increase in merchandise gross profit is primarily due to increased contributions from food service, packaged drinks, snacks and candy.

Retail Fuel - Retail fuel volumes increased 4.8 percent from a year ago to 182.4 million gallons for the fourth quarter, excluding the impact of gallons sold in the extra week in 2009 and the divested Village Market units. Average gallons sold per store per week increased 4.3 percent from a year ago to 26,900 gallons. Retail fuel revenues totaled $507.7 million, up 9.6 percent primarily as a result of a 30-cent-per-gallon increase in motor fuel prices at the pump. Retail fuel gross margin in the fourth quarter averaged 15.0 cents per gallon, or 10.4 cents per gallon after deducting credit card expense, compared to 11.9 cents a gallon, or 8.2 cents after credit card expense, a year ago. Retail fuel gross profit increased 23.0 percent year-over-year to $27.3 million.

Wholesale Fuel - Wholesale fuel volumes sold to Susser’s approximately 430 dealers and other third-party customers during the fourth quarter rose 1.6 percent from a year ago to 123.3 million gallons. Wholesale fuel revenues increased by 17.1 percent to $288.5 million as a result of a 31-cent-a-gallon increase in selling prices year-over-year. Wholesale gross margin was 5.1 cents per gallon, compared with 3.7 cents per gallon a year ago. This increased wholesale fuel gross profit by 37.5 percent to $6.2 million.

Susser Holdings Corporation – Page 4

Full Year Results

For the full year 2010 ended January 2, 2011, Susser reported same-store merchandise sales growth of 4.0 percent and total merchandise sales of $806.3 million, up 6.5 percent from fiscal 2009, excluding the impact of the 53rd week of merchandise sales in 2009 and the divested Village Market sales. On a reported basis, total merchandise sales increased by 2.8 percent. Merchandise margin was 33.6 percent for the full year, versus 33.3 percent for fiscal 2009.

Adjusted EBITDA(1) reached a record $120.0 million, up 30.1 percent from 2009. Gross profit increased 10.7 percent to $473.1 million, driven primarily by the 29 percent increase in gross profit on both retail and wholesale fuel as well as slightly higher merchandise gross profit. Total revenues were $3.9 billion, up 18.8 percent, primarily as a result of higher fuel selling prices as well as increased merchandise sales.

Net income for the year was reported at $786,000 or $0.05 per diluted share. Excluding the effect of after-tax charges totaling $15.7 million related to the refinancing and early retirement of debt in the second quarter, adjusted net income was a record $16.5 million, or $0.96 per share, compared with earnings of $2.1 million, or $0.12 per diluted share in fiscal 2009. Also impacting full-year 2010 results were unusual after-tax charges of $2.1 million ($0.12 per diluted share) for net loss on disposal of property and impairments of closed sites and excess properties, and $2.1 million ($0.12 per diluted share) for net tax provision true-up charges. Excluding these unusual items, net income and EPS for 2010 would have been $20.7 million and $1.20 per diluted share, respectively. A reconciliation of reported to adjusted earnings is provided later in this news release.

Susser Holdings Corporation – Page 5

2011 Guidance

The Company has provided initial guidance for 2011 as follows:

	FY 2010 Actual Results	FY 2011 Guidance
Merchandise Same-Store Sales Growth	4.0%	2.0%-4.5%
Merchandise Margin, Net of Shortages	33.6%	33.25%-34.25%
Retail Average Per-Store Gallons Growth	2.5%	1.0%-4.0%
Retail Fuel Margin (cents/gallon) (a)	18.4	14.0-17.0
Wholesale Fuel Margin (cents/gallon)	5.3	4.0-6.0
Rent Expense ($ million) (d)	$43	$45-$47
Depreciation & Amortization Expense ($ million) (d)	$44	$45-$50
Interest Expense ($ million) (d) (e)	$40	$40-$42
New Retail Stores (b)	14	18-22
New Wholesale Dealer Sites (b)	59	15-30
Gross Capital Spending ($ million)	$89	$100-$125
Net Capital Spending ($ million) (c) (d)	$48	$80-$120

(a)	We report retail fuel margin before deducting credit card costs, which were approximately 4.4 cents per gallon for the full 2010 fiscal year. For 2010, the average retail selling price of fuel was $2.70 per gallon.
(b)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.
(c)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions.
(d)	Assumes $5 to $20 million of new store capex is lease financed and $20 to $40 million is financed with long-term mortgage debt.
(e)	2010 interest expense excludes $24.2 million of non-recurring charges related to debt refinancing.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by operating activities for the periods presented.

Fourth Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss fourth quarter results. To participate in the call, dial 480-629-9724 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through March 3 by calling 303-590-3030 and using the pass code 4411863#. An archive will be available for 60 days on Susser’s web site.

Susser Holdings Corporation – Page 6

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes® banner. Restaurant service is available in more than 310 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to more than 430 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on two principal suppliers for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 2, 2011, which will be filed on or before March 18, 2011. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation – Page 7

Susser Holdings Corporation

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	January 3, 2010	January 2, 2011	January 3, 2010	January 2, 2011
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$201,375	$199,920	$784,424	$806,252
Motor fuel sales	709,654	796,171	2,481,459	3,081,351
Other income	10,205	11,458	41,425	43,027

Total revenues	921,234	1,007,549	3,307,308	3,930,630
Cost of sales:
Merchandise	135,510	132,343	523,340	535,569
Motor fuel	682,900	762,604	2,356,231	2,919,722
Other	283	400	358	2,237

Total cost of sales	818,693	895,347	2,879,929	3,457,528

Gross profit	102,541	112,202	427,379	473,102
Operating expenses:
Personnel	39,619	37,504	149,879	149,894
General and administrative	8,467	9,033	34,372	36,699
Other operating	30,675	31,578	117,375	126,699
Rent	9,721	11,026	36,899	42,623
Loss on disposal of assets and impairment charge	1,360	2,329	2,402	3,193
Depreciation, amortization and accretion	12,386	10,911	44,382	43,998

Total operating expenses	102,228	102,381	385,309	403,106

Income from operations	313	9,821	42,070	69,996
Other income (expense):
Interest expense, net	(9,570)	(10,094)	(38,103)	(64,039)
Other miscellaneous	(27)	(49)	(55)	(174)

Total other expense, net	(9,597)	(10,143)	(38,158)	(64,213)

Income (loss) before income taxes	(9,284)	(322)	3,912	5,783
Income tax (expense) benefit	3,625	(973)	(1,805)	(4,994)

Net income (loss)	(5,659)	(1,295)	2,107	789

Less: Net income (loss) attributable to noncontrolling interests	10	(30)	39	3

Net income (loss) attributable to Susser Holdings Corporation	$(5,669)	$(1,265)	$2,068	$786

Net income per share attributable to Susser Holdings Corporation:
Basic	$(0.33)	$(0.07)	$0.12	$0.05
Diluted	$(0.33)	$(0.07)	$0.12	$0.05
Weighted average shares outstanding:
Basic	16,954,401	17,039,610	16,936,777	17,018,032
Diluted	16,954,401	17,039,610	17,022,003	17,185,383

Susser Holdings Corporation – Page 8

Susser Holdings Corporation

Consolidated Balance Sheets

	January 3, 2010	January 2, 2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,976	$47,943
Accounts receivable, net of allowance for doubtful accounts of $903 at January 3, 2010 and $1,054 at January 2, 2011	65,510	60,356
Inventories, net	78,788	84,140
Other current assets	9,507	17,517

Total current assets	171,781	209,956
Property and equipment, net	410,574	409,153
Other assets:
Goodwill	242,295	240,158
Intangible assets, net	33,144	41,365
Other noncurrent assets	15,224	13,707

Total assets	$873,018	$914,339

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$129,425	$132,918
Accrued expenses and other current liabilities	33,812	44,937
Current maturities of long-term debt	10,545	550

Total current liabilities	173,782	178,405
Revolving line of credit	25,800	—
Long-term debt	384,574	430,756
Deferred gain, long-term portion	33,786	32,727
Deferred tax liability, long-term portion	28,846	39,261
Other noncurrent liabilities	15,812	18,627

Total liabilities	662,600	699,776
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,158,717 issued and 17,141,393 outstanding as of January 3, 2010; 17,402,934 issued and 17,361,406 outstanding as of January 2, 2011	170	172
Additional paid-in capital	183,880	186,876
Retained earnings	25,956	26,742
Accumulated other comprehensive loss	(358)	—

Total Susser Holdings Corporation shareholders’ equity	209,648	213,790
Noncontrolling interest	770	773

Total shareholders’ equity	210,418	214,563

Total liabilities and shareholders’ equity	$873,018	$914,339

Susser Holdings Corporation – Page 9

Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Twelve Months Ended
	January 3, 2010	January 2, 2011	January 3, 2010	January 2, 2011
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
	(dollars in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$201,375	$199,920	$784,424	$806,252
Motor fuel - retail	463,266	507,677	1,605,534	1,987,072
Motor fuel - wholesale	246,388	288,494	875,925	1,094,279
Other	10,205	11,458	41,425	43,027

Total revenue	$921,234	$1,007,549	$3,307,308	$3,930,630
Gross profit:
Merchandise	$65,865	$67,577	$261,084	$270,683
Motor fuel - retail	22,215	27,324	105,021	135,611
Motor fuel - wholesale	4,539	6,243	20,207	26,018
Other	9,922	11,058	41,067	40,790

Total gross profit	$102,541	$112,202	$427,379	$473,102
Adjusted EBITDA (a):
Retail	$13,033	$18,902	$78,017	$104,027
Wholesale	3,216	5,667	19,572	21,499
Other	(1,276)	(424)	(5,341)	(5,517)

Total Adjusted EBITDA	$14,973	$24,145	$92,248	$120,009
Retail merchandise margin	32.7%	33.8%	33.3%	33.6%
Merchandise same store sales growth	(1.2)%	7.3%	3.3%	4.0%
Average per retail store per week:
Merchandise sales	$27.3	$29.3	$28.6	$29.6
Motor fuel gallons	25.8	26.9	26.7	27.3
Motor fuel gallons sold:
Retail	187,033	182,430	719,649	735,763
Wholesale	121,315	123,252	494,821	494,209
Average retail price of motor fuel	$2.48	$2.78	$2.23	$2.70
Motor fuel gross profit cents per gallon:
Retail	11.9 ¢	15.0 ¢	14.6 ¢	18.4 ¢
Wholesale	3.7 ¢	5.1 ¢	4.1 ¢	5.3 ¢

(a)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

Susser Holdings Corporation – Page 10

Net Income (Loss) Attributable to Susser Holdings Corporation

Impact of Non-Recurring or Unusual Items

	Three Months Ended				Twelve Months Ended
	January 3, 2010		January 2, 2011		January 3, 2010		January 2, 2011
	After-Tax Income (Loss)	EPS	After-Tax Income (Loss)	EPS	After-Tax Income (Loss)	EPS	After-Tax Income (Loss)	EPS
As reported	$(5,669)	$(0.33)	$(1,265)	$(0.07)	$2,068	$0.12	$786	$0.05

May 2010 refinancing	—	—	—	—	—	—	15,700	0.91
Loss on disposal / impairment	884	0.05	1,514	0.09	1,561	0.09	2,075	0.12
Tax provision adjustments - permanent differences	—	—	680	0.04	—	—	2,138	0.12

As adjusted	$(4,785)	$(0.28)	$929	$0.06	$3,629	$0.21	$20,699	$1.20

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreements and indentures.

We believe that Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our revolving credit facility and the indenture governing our notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

Susser Holdings Corporation – Page 11

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility and our notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Twelve Months Ended
	January 3, 2010	January 2, 2011	January 3, 2010	January 2, 2011
	(in thousands)
Net income (loss) attributable to Susser Holdings Corporation	$(5,669)	$(1,265)	$2,068	$786
Depreciation, amortization and accretion	12,386	10,911	44,382	43,998
Interest expense, net	9,570	10,094	38,103	64,039
Income tax expense (benefit)	(3,625)	973	1,805	4,994

EBITDA	12,662	20,713	86,358	113,817
Non-cash stock based compensation	924	1,054	3,433	2,825
Loss on disposal of assets and impairment charge	1,360	2,329	2,402	3,193
Other miscellaneous expense	27	49	55	174

Adjusted EBITDA	14,973	24,145	92,248	120,009
Rent	9,721	11,026	36,899	42,623

Adjusted EBITDAR	$24,694	$35,171	$129,147	$162,632

Susser Holdings Corporation – Page 12

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Twelve Months Ended
	January 3, 2010	January 2, 2011
	(in thousands)
Net cash provided by operating activities	$49,806	$97,636
Changes in operating assets & liabilities	3,025	(14,157)
Loss on disposal of assets and impairment charge	(2,402)	(3,193)
Non–cash stock based compensation	(3,433)	(2,825)
Noncontrolling interest	(39)	(3)
Deferred income tax	(1,124)	(11,032)
Amortization of debt premium/(discount), net	617	(193)
Early extinguishment of debt	—	(21,449)
Interest expense, net	38,103	64,039
Income taxes	1,805	4,994

EBITDA	86,358	113,817
Non-cash stock based compensation	3,433	2,825
Loss on disposal of assets and impairment charge	2,402	3,193
Other miscellaneous	55	174

Adjusted EBITDA	92,248	120,009
Rent	36,899	42,623

Adjusted EBITDAR	$129,147	$162,632

SUSS-IR